Exhibit 99.1


             Embrex Reports Third Quarter 2004 Financial Results

    RESEARCH TRIANGLE PARK, N.C., Nov. 2 /PRNewswire-FirstCall/ -- Embrex(R), Inc., The In Ovo Company(R), (Nasdaq: EMBX) today announced financial results for the third quarter ended September 30, 2004.

    Highlights
     * Third quarter 2004 revenues up 11% or $1.3 million over the same period in 2003
     * Third quarter 2004 gross profit increased 9% compared to the similar period in 2003
     * Total revenues for first nine-months 2004 increased $1.9 million to $36.4 million or 6% over first nine-months of 2003
     * Device revenues for the first nine-months of 2004 increased 5%, or $1.8 million, compared to same period in 2003
     * Other income decreased $3.7 million from the first nine months of 2003, primarily attributable to the $5.0 million financial settlement less legal expenses of $1.3 million associated with Fort Dodge Animal Health in the first nine months of 2003
     * Effective tax rate 44% for the first nine months of 2004 and 50% for third quarter of 2004


                           Financial Summary Table
                                 Embrex, Inc.
         Condensed Consolidated Statements of Operations (Unaudited)
                   (In thousands except per share amounts)

                                      Three Months           Nine Months
                                   Ended September 30     Ended September 30
                                     2004      2003         2004      2003

    Revenues                        12,765    11,507       36,448    34,519
    Cost of revenues                 5,132     4,536       14,742    14,023
    Gross profit                     7,633     6,971       21,706    20,496
    Operating expenses               6,112     5,279       17,052    14,946
    Other income (expense)              18       (45)         148     3,844
    Income before income taxes       1,539     1,647        4,802     9,394
    Income tax expense (benefit)       769    (1,001)       2,113     1,586
    Net income                        $770    $2,648       $2,689    $7,808
    Net income per share of
     Common Stock:
      Basic                          $0.10     $0.32        $0.34     $0.96
      Diluted                        $0.09     $0.32        $0.32     $0.93
    No. of shares
    used in per share calculation:
      Basic                          7,919     8,159        7,969     8,151
      Diluted                        8,290     8,398        8,313     8,358

    Results for Third Quarter 2004
    For the quarter ended September 30, 2004, consolidated revenues were $12.8 million, an 11% increase compared to consolidated revenues of $11.5 million for the third quarter of 2003.
    Product sales increased $0.3 million, or 80%, in the third quarter 2004 compared to the same period in 2003. Third quarter 2004 device lease fees, a component of device revenues, generated 11% or $1.2 million more than the third quarter of 2003. These recurring fees generally contribute more than 90% of device revenues. Device revenues also include device sales, which tend to be sporadic in nature and which decreased $0.3 million in the third quarter of 2004 compared to the third quarter of 2003. Overall, device revenues totaled $11.9 million for the third quarter of 2004 compared to $11.0 million for the same period in 2003, representing an 8% increase year over year.
    Third quarter 2004 gross profit was $7.6 million, up $0.7 million compared to the same period a year ago. This is primarily due to an improvement in Embrex's product mix.
    Operating expenses were up $0.8 million, or 16%, to $6.1 million in the third quarter of 2004 compared to $5.3 million during the same period in 2003 primarily due to increases in general and administrative ("G&A") expenses.
    G&A expenses were $2.6 million for the third quarter of 2004, up
$0.8 million or 41% compared to the same period of 2003. The increase in G&A expenses from 2003 was primarily due to increases in patent-related legal expenses formerly reflected in R&D. Additionally, increases in staff-related expenses driven by the Company's growth, start-up costs for Embrex Poultry Health, higher insurance premiums due to increased insurance coverage, and expenses related to the implementation of changes to internal controls for Sarbanes-Oxley (SOX) compliance contributed to the G&A increase as well.
    Third quarter Sales & Marketing operating expenses remained essentially unchanged at $0.7 million from 2003 to 2004. Research and development ("R&D") expenses remained nearly the same at $2.8 million for both the third quarter of 2003 and 2004. Embrex continues to manage its R&D effort to leverage its "know-how," patent position, market presence, and expenditures.
    Income taxes totaled $0.8 million for third quarter 2004, a $1.8 million increase over the same period in 2003 with an effective tax rate of 50% for 2004 third quarter. This increase was primarily due to the previously reported income tax adjustment in the third quarter of 2003 related to the Fort Dodge settlement. This adjustment was made following a tax review and had the effect of reducing income taxes for the third quarter of 2003 by $1.3 million, resulting in an income tax benefit in the third quarter of 2003. Additionally, foreign withholding taxes and losses in certain international operations are contributing to the higher effective tax rate.
    Consolidated net income for the third quarter 2004 decreased to $0.8 million, 71% lower than 2003 third quarter net income of $2.6 million. Diluted earnings per share were $0.09 for third quarter 2004 versus $0.32 for the same period in 2003. This decrease in net income is primarily attributable to the previously reported income tax adjustment in the third quarter 2003 related to the Fort Dodge settlement that increased net income for the third quarter of 2003 by $1.3 million. As discussed above, operating expense increases of $0.8 million in third quarter 2004 as compared to the same period in 2003 contributed to the decrease in net income as well.

    Results of First Nine-months of 2004
    Consolidated revenues totaled $36.4 million for the first nine months of 2004, up 6% over the same period revenues of $34.5 million in 2003. Device revenues were $34.5 million for the first nine months of 2004, an increase of 5% over 2003 first nine months revenues of $32.7 million. Most of the device revenue increase was attributable to an 8%, or $2.4 million, increase in recurring device lease fees. The device lease fee revenue increase was partially offset by a $0.6 million decrease in device sales. A 7% increase in product revenue, consisting primarily of Bursaplex(R) sales, also contributed to the increase in consolidated revenues. Gross profit for the first nine months of 2004 was $21.7 million, a 6% increase over gross profit of $20.5 million for the same period in 2003.
    Consolidated gross margin for the first nine months of 2004 increased from 59% in 2003 to 60% for the same period in 2004.
    Consolidated operating expenses amounted to $17.1 million for the first nine months of 2004 versus $14.9 million for the first nine months of 2003. G&A expenses were $2.4 million higher during the first nine months of 2004 due primarily to a $0.7 million increase in legal fees. This increase was caused by the second quarter 2003 reclassification of $1.2 million of Fort Dodge litigation fees from G&A operating expense to "other income" in the "other income (expense)" section of the statement of operations. The reclassification matched the cost of the litigation with the $5.0 million settlement received from Fort Dodge. The remaining $1.7 million increase is due to several other factors, including increased accounting fees related primarily to implementation of changes to internal controls for compliance with the Sarbanes-Oxley Act, additional staff-related and software expenses supporting the business and its growth, and the start-up of Embrex Poultry Health, higher premiums due to increased insurance coverage, and additional property taxes related to the Embrex Poultry Health facility. Patent-related legal expenses previously recorded as R&D expense also contributed to the increase in G&A expenses, as well as the termination in 2003 of a federal Advanced Technology Program (ATP) grant, which had absorbed a portion of G&A expenses as overhead. 2003 Sales and Marketing expenses decreased
$0.1 million from $2.2 million in the first nine months of 2003 to $2.1 million for the same period of 2004. This decrease is mainly due to sales tax assessments that occurred in the first nine months of 2003 that did not recur in 2004. Research and development expenses decreased $0.1 million as well, to $7.5 million for the first nine months of 2004.
    The effective tax rate of 17% during the first nine months of 2003 increased to 44% for the first nine months of 2004. The increase in the effective tax rate is primarily due to the recognition of deferred tax assets in 2003. Additionally, foreign withholding taxes and losses in certain international operations are contributing to the higher effective tax rate. Other income decreased $3.8 million for the first nine months of 2003 to $0.1 million for the same period of 2004, primarily attributable to the $5.0 million financial settlement less legal expenses of $1.2 million associated with Fort Dodge in the first nine months of 2003. This resulted in a net income of $7.8 million for the first nine months of 2003, which decreased 66% to $2.7 million for the same period in 2004. Diluted net income per common share was $0.32 for the first nine months of 2004 based on
8.3 million average shares outstanding, compared to diluted net income per common share of $0.93 based on 8.4 million average shares outstanding in the first nine months of 2003. The 2003 net income includes $3.4 million, or $0.41 per share attributable to the Fort Dodge settlement.
    Embrex uses earnings before interest, taxes, depreciation and amortization (EBITDA) as an additional performance measure. Embrex believes that EBITDA, which is a non-GAAP financial measure, provides investors with supplemental information about its financial performance. In compliance with the Securities and Exchange Commission's Regulation G, the Company has provided a reconciliation of EBITDA to GAAP net income, following the financial statements below.
    EBITDA decreased $4.2 million to $9.1 million for the first nine months of 2004 from $13.3 million during the same period of 2003. At September 30, 2004, cash and cash equivalents totaling $5.8 million were $3.8 million lower than the $9.6 million on hand at December 31, 2003. This was principally due to $9.9 million of capital investment to complete the Embrex Poultry Health biological manufacturing facility and to purchase additional devices and other equipment. In addition, $3.5 million was used to repurchase shares of Embrex's common stock and $0.7 million was used to pay down its line of credit. These were partially offset by $7.5 million of cash provided by operations, $0.6 million received in connection with the exercise of stock options, and $2.2 million received from the construction loan financing the Embrex Poultry Health biological manufacturing facility.
    "As our revenues show -- especially the recurring portion from device fees -- Embrex has improved its position in a very challenging global poultry market," said Randall Marcuson, President and Chief Executive Officer of Embrex. "Although parts of Asia remain troubled by avian influenza-induced production and trade issues, Embrex remains pleased that we are doing as well in that region as we are with year-to-date revenues in that region essentially the same as 2003. Egg set increases in the United States, and strong growth in Brazil has contributed to our solid growth year over year. We're also pleased with the outcome of our initial Inovoject(TM) trials in Mexico and received news in early October that Newplex(TM) Newcastle vaccine had received regulatory approval in Turkey."
    Embrex's management, led by Mr. Marcuson, will discuss third-quarter financial results in a conference call on November 3 at 11:00 AM ET. To join the conference call, dial (877) 866-3175 (domestic and Canada), or
(706) 679-7358 (international), identify Randall Marcuson as the conference leader, and provide conference identification number 1371785. The live conference call will be publicly available online at http://www.embrex.com . Click the Investor Info button and then on the Live Webcast icon. A telephone replay will be available from 2 p.m. ET November 3 to midnight ET November 17, by dialing 800-642-1687 (domestic and Canada), or (706) 645-9291 (international), conference ID#8897611. A replay of the call can also be accessed via the company's website using the same instructions as above for the live webcast.

    About Embrex
    Embrex, Inc., The In Ovo Company(R), headquartered in Research Triangle Park, NC, is an international agricultural biotechnology company engaged in the development of innovative in ovo (in the egg) solutions that meet the needs of today's global poultry industry. The company's unique integration of several scientific and engineering disciplines enables it to be the leading provider of in ovo, value-added solutions with its automated injection and detection devices as well as its select vaccines. For additional information, visit the company web site at http://www.embrex.com .
    The tables attached to this release are an integral part of this release. This release contains forward-looking statements, including statements with respect to future financial results, products, services, and markets. These statements involve risks and uncertainties that could cause actual results to differ materially. Risks include without limitation the degree of growth in the poultry industry in the U.S. and globally, competition arising in the United States, possible decreases in production by our customers, avian disease outbreaks in Embrex's markets, market acceptance and cost of expansion in new geographic markets and with new products, including the Company's ability to penetrate new markets and the degree of market acceptance of new products, the complete commercial development of potential future products on a cost effective basis, including Gender Sort and Inovocox, and the ability to obtain regulatory approval of products. Such approval is dependent upon a number of factors, such as results of trials, the discretion of regulatory officials, and potential changes in regulations. Additional information on these risks and other factors, which could affect the Company's financial results, is included in the Company's Forms 10-K, 10-Q and other filings with the Securities and Exchange Commission.
    Embrex(R), Bursaplex(R), Newplex(TM), Inovoject(R), Inovocox(TM), Egg Remover(R), Vaccine Saver(R), and The In Ovo Company(R) are trademarks of Embrex, Inc.

     CONTACT:  Ellen T. Moore
               Vice President, Investor Relations
               & Corporate Communications
               (919) 314-2561

                           Financial Tables Follow

    Please see Embrex's Form 10-Q filed with the SEC for detailed GAAP financial statements.


                       Consolidated Statement of Operations
                     (In thousands except per share amounts)

                                     Three Months            Nine Months
                                      (unaudited)            (unaudited)
                                  Ended September 30,     Ended September 30,
                                    2004      2003         2004      2003

    Revenues
      Device revenues              $11,944   $11,018      $34,496   $32,708
      Product sales                    703       390        1,556     1,452
      Other revenue                    118        99          396       359
    Total revenues                  12,765    11,507       36,448    34,519

    Cost of device revenues and
     product sales                   5,132     4,536       14,742    14,023
                                     7,633     6,971       21,706    20,496
    Gross profit
    Operating expenses:
      General & administrative       2,631     1,868        7,484     5,123
      Sales & marketing                713       656        2,046     2,157
      Research & development         2,768     2,755        7,522     7,666
    Total operating expenses         6,112     5,279       17,052    14,946

    Operating income                 1,521     1,692        4,654     5,550

    Other income (expense)
      Interest income                   23        42           65       130
      Interest expense                 (10)       (9)         (26)      (10)
      Foreign currency gain              5         3          109        14
      Other income (expense)             -       (81)           -     3,710
    Total other income (expense)        18       (45)         148     3,844

    Income before income tax
     expense                         1,539     1,647        4,802     9,394

    Income tax expense (benefit)       769    (1,001)       2,113     1,586

    Net income                        $770    $2,648       $2,689    $7,808
    Net income per share of
     Common Stock:
      Basic                          $0.10     $0.32        $0.34     $0.96
      Diluted                        $0.09     $0.32        $0.32     $0.93

    No. of shares used in per share
     calculation:
      Basic                          7,919     8,159        7,969     8,151
      Diluted                        8,290     8,398        8,313     8,358

    EBITDA                          $3,019    $2,982       $9,119   $13,332


                 GAAP Reconciliation of Net Income to EBITDA
                                (In thousands)

                                       Three Months           Nine Months
                                        (unaudited)           (unaudited)
                                    Ended September 30     Ended September 30
                                      2004      2003         2004      2003

    Net income                        $770    $2,648       $2,689    $7,808
    Add back:
    Depreciation and amortization    1,470     1,326        4,291     3,928
    Interest expense                    10         9           26        10
    Income tax expense (benefit)       769    (1,001)       2,113     1,586
    EBITDA                          $3,019    $2,982       $9,119   $13,332


                    Condensed Consolidated Balance Sheets
                                (In thousands)

                                                 September 30,   December 31,
                                                      2004           2003
                                                  (unaudited)

    ASSETS
      Current assets                                 $20,033        $23,367
      Non-current assets                              41,195         36,350
    Total assets                                     $61,228        $59,717

    LIABILITIES AND SHAREHOLDERS' EQUITY
      Current liabilities                             $6,913         $7,621
      Non-current liabilities                          8,647          6,404
      Shareholders' equity                            45,668         45,692
    Total liabilities and shareholders' equity       $61,228        $59,717


               Condensed Consolidated Statements of Cash Flows
                                (in thousands)

                                                      Nine Months (unaudited)
                                                        Ended September 30
                                                       2004           2003

    Net cash provided by operating activities         $7,519         $9,596

    Net cash used in investing activities             (9,978)       (12,765)
    Net cash used in financing activities             (1,418)         5,111
    Increase/decrease in cash and cash equivalents    (3,877)         1,942
    Currency translation adjustments                      27            635
    Cash and cash equivalents at beginning of period   9,629          8,039
    Cash and cash equivalents at end of period        $5,779        $10,616

SOURCE  Embrex, Inc.
    -0-                             11/02/2004
    /CONTACT: Ellen T. Moore, Vice President, Investor Relations & Corporate Communications of Embrex, Inc., +1-919-314-2561/
    /Web site:  http://www.embrex.com /
    (EMBX)

CO:  Embrex, Inc.; In Ovo Company
ST:  North Carolina
IN:  AGR BIO HEA MTC
SU:  ERN CCA MAV